Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333- 294450, 333-280458, 333-262460, 333-262459) and Form S-3 (Nos. 333-293552 and 333-292608) of Constellation Energy Corporation of our report dated February 18, 2025, (December 9, 2025, as to the effects of the adjustment to goodwill discussed in Note 2) relating to the financial statements of Calpine Corporation appearing as Exhibit 99.1 in the Current Report on Form 8-K dated March 20, 2026. We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-293552-1) of Constellation Energy Generation, LLC of our report dated February 18, 2025, (December 9, 2025, as to the effects of the adjustment to goodwill discussed in Note 2) relating to the financial statements of Calpine Corporation appearing as Exhibit 99.1 in the Current Report on Form 8-K dated March 20, 2026. /s/ DELOITTE & TOUCHE LLP Houston, TX March 20, 2026